Exhibit 13.1

                             TERMINATION AGREEMENT

                  TERMINATION AGREEMENT, dated as of December 28, 2001 (this "Termination Agreement"), by and among Apco Argentina Inc., a Cayman Islands corporation ("Apco"), Apco Delaware, Inc., a Delaware corporation and a direct wholly-owned subsid iary of Apco ("Merger Sub"), and Globex Energy, Inc., a Dela ware corporation ("Globex").

                  WHEREAS, Apco, Merger Sub and Globex entered into an Agreement and Plan of Merger, dated as of April 5, 2001 (the "Merger Agreement");

                  WHEREAS, the Boards of Directors of Apco, Merger Sub and Globex deem it advisable and in the best interests of each corporation and its respective stockholders that the Merger Agreement be terminated;


                  NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Termination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                  1.       TERMINATION; CONFIDENTIAL INFORMATION.

                  (a) Apco, Merger Sub and Globex hereby acknowledge and agree that the Merger Agreement is terminated pursuant to Section 7.1(a) thereof effective as of the date hereof and that, as a result of such termination, none of Apco, Merger Sub or Globex (nor any of their respective directors or officers) shall have any further obligations or liabilities owing to the others in connection with or arising out of the Merger Agree ment or its termination except as specifically set forth in Section 7.2 of the Merger Agreement.
                  (b) Any Confidential Information and any work papers, memoranda or other writings prepared by a party or its Representatives derived from or incorporating any Confidential Information will continue to be subject to the terms of Section 5.3 of the Merger Agreement.


                  2.       RELEASE.

                  (a) Effective as of the date hereof, each of Apco and Merger Sub hereby releases and discharges, absolutely and forever, any and all claims, causes of action, losses, damages and liabilities of each and every kind ("Claims") Apco or Merger Sub has had prior to the date hereof, directly or indirectly, against Globex or any of Globex's Representatives, shareholders, subsidiaries or other affiliates, arising out of or relating to any breach of or default under the Merger Agreement by Globex on or prior to the date hereof.

                  (b) Effective as of the date hereof, Globex hereby releases and discharges, absolutely and forever, any and all Claims Globex has had prior to the date hereof, directly or indirectly, against Apco or Merger Sub or any of Apco's or Merger Sub's Representatives, shareholders, subsidiaries or other affiliates, arising out of or relating to any breach of or default under the Merger Agreement by Apco or Merger Sub on or prior to the date hereof.

                            3. GENERAL PROVISIONS.

                  (a) All defined terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agree ment.

                  (b) This Termination Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

                  (c) This Termination Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart.



                  IN WITNESS WHEREOF, Apco, Merger Sub and Globex have caused this Termination Agreement to be signed by their respec tive officers thereunto duly authorized, all as of the date first written above.

                                  APCO ARGENTINA INC.



                                  By: /s/ Randy Barnard
                                      ---------------------------
                                      Name:  Randy Barnard
                                      Title: Chief Executive
                                            Officer and President


                                  APCO DELAWARE, INC.



                                  By: /s/ Thomas Bueno
                                      ----------------------------
                                      Name:  Thomas Bueno
                                      Title: Controller and
                                             Chief Accounting Officer



                                  GLOBEX ENERGY, INC.



                                  By: /s/ L. Gene Kornegay
                                      ----------------------------
                                      Name:  L. Gene Kornegay
                                      Title: Chief Operating Officer